Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement on this Post Effective Amendment Number One Form S-1 (File No. 333-288173) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated June 8, 2026, with respect to our audit of the consolidated financial statements of Artificial Intelligence Technology Solutions, Inc. and Subsidiaries as of February 28, 2026 and February 28, 2025 and for each of the years then ended, which appears in the Registration Statement of Artificial Intelligence Technology Solutions, Inc. in this Form S-1. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois
United States of America

June 15, 2026